Exhibit B

(Virginia Original)

THIS INSTRUMENT IS EXEMPT FROM RECORDATION TAX PURSUANT TO

VIRGINIA CODE SECTION 58.1-809.

For the purpose of adding ADDITONAL SECURITY, this instrument supplements and amends that certain Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, which has been previously recorded in the Clerk’s Office, Circuit Court of Halifax County, Virginia; Clerk’s Office, Circuit Court of Orange County, Virginia; Clerk’s Office, Circuit Court of Louisa County, Virginia; Clerk’s Office, Circuit Court of Spotsylvania County, Virginia; Clerk’s Office, Circuit Court of Albemarle County, Virginia; Clerk’s Office, Circuit Court of Fauquier County, Virginia; and Clerk’s Office, Circuit Court of Cecil County, Maryland.

OLD DOMINION ELECTRIC COOPERATIVE,

GRANTOR,

TO

SUNTRUST BANK

(Successor by Merger to Crestar Bank),

TRUSTEE

SEVENTEENTH SUPPLEMENTAL INDENTURE

Dated as of January 1, 2004

Supplemental to the Indenture of Mortgage and Deed of Trust

Dated as of May 1, 1992

A Mortgage of Both Real and Personal Property

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A PUBLIC UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

SEVENTEENTH SUPPLEMENTAL INDENTURE

THIS SEVENTEENTH SUPPLEMENTAL INDENTURE, dated as of January 1, 2004 (the “Seventeenth Supplemental Indenture”), between OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (the “Company”), whose mailing address and address of its chief executive office is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and SUNTRUST BANK, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee (the “Trustee”), having a corporate trust office at 919 East Main Street, 10th Floor, Corporate Trust Administration, Richmond, Virginia 23219.

WHEREAS, the Company has heretofore executed and delivered an Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992 (the “Original Indenture”), to secure, as provided therein, Bonds, to be issued in one or more series as provided in the Original Indenture, as supplemented, modified or amended (the Original Indenture as so supplemented, modified or amended and in effect from time to time, the “Indenture”); and

WHEREAS, the Company desires to execute and deliver this Seventeenth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purposes of further assuring, conveying, mortgaging and assigning unto the Trustee certain ADDITIONAL SECURITY and property acquired by the Company; and

WHEREAS, the Company, as authorized by the consent of the Board of Directors, proposes to supplement and amend the Indenture as provided herein in compliance with Section 13.01 thereof;

NOW, THEREFORE, THIS SEVENTEENTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Bonds until the Release Date, to confirm the lien of the Indenture upon the Trust Estate mentioned therein including all property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture until the Release Date, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Outstanding Secured Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property) of the Company of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property set forth in Article II or which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted by paragraphs (A) through (K) of “Excepted Property” in the Indenture to the extent contemplated thereby, and all property heretofore released or otherwise disposed of pursuant to the provisions of the Indenture.

PROVIDED, HOWEVER, that (i) if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (A) through (G), inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (H) through (J) inclusive, of “Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and (ii) whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to Granting Clause Third of the Indenture, subject any Excepted Property to the lien of the Indenture, whereupon the same shall cease to be Excepted Property.

TO HAVE AND TO HOLD all said property, rights, privileges and franchises of every kind and description, real, personal or mixed, hereby and hereafter (by Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining unto the Trustee and its successors and assigns forever.

SUBJECT, HOWEVER, to (a) Permitted Encumbrances, (b) to the extent permitted by Section 14.06 of the Indenture, as to property acquired since the date of execution of the Original Indenture, (i) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company, and (ii) purchase money mortgages created by the Company at the time of acquisition thereof, and (c) defects of title to and encumbrances on property described in Article IV of the First Supplemental Indenture.

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Bonds without any priority of any such Bond over any other such Bond and for the enforcement of the payment of such Bonds in accordance with their terms.

UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Six of the Indenture, the Company shall be permitted to possess and use the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to explore for, mine, extract and dispose of coal, ore, gas, oil and other minerals, to harvest standing timber and to receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

AND IT IS HEREBY COVENANTED AND DECLARED that the Trust Estate is to be held and applied by the Trustee, subject to the further covenants, conditions and trusts set forth in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Bonds as follows:

ARTICLE I

PRINCIPAL AMOUNT PRESENTLY TO BE OUTSTANDING

Section 1.01. Principal Amount Presently To Be Outstanding. The total aggregate principal amount of Bonds of the Company issued and outstanding and presently to be issued and outstanding under the provisions of and secured by the Indenture will be EIGHT HUNDRED SIXTY SIX MILLION, ONE HUNDRED FIVE THOUSAND FIVE HUNDRED ELEVEN AND 68/100 DOLLARS ($866,105,511.68).

ARTICLE II

SCHEDULE OF MORTGAGED PROPERTIES

Section 2.01 Legal Description of the Additional Property.

The following real property is hereby added to the Schedule of Mortgaged Properties attached as Exhibit A to the Indenture:

ROCK SPRINGS, MARYLAND PROPERTY DESCRIPTION:

Parcel 1:

All that lot or parcel of land situate and lying in the Eighth Election District of Cecil County, State of Maryland, said lands being shown as “Add-On Area A” on a plat entitled “Addition of Land Survey for lands of Emory F. Holbrook and Sara Eva Holbrook,” as prepared by Northern Bay Land Planning, Engineering and Surveying Corporation, dated December 20, 2000, and filed in the Cecil County Office of Planning and Zoning as Minor Subdivision No. 3284 and more particularly described as follows:

BEGINNING for the same at a point in or near the centerline of Old Mill Road, with said point being the Northerlymost corner of the herein described parcel and the Northeast corner of lands now or formerly of Walter T. Bragg and Claudia D. Bragg, his wife, as described in a Deed recorded among the Land Records of Cecil County in Liber N.D.S. No. 168, folio 49; thence running in or near the centerline of Old Mill Road, South 60 degrees 54 minutes 48 seconds East 285.61 feet to a point; thence continuing in or near the centerline of Old Mill Road, South 61 degrees 42 minutes 26 seconds East 14.65 feet to a point; thence running by a new line of division through lands of Emory F. Holbrook and Sarah Eva Holbrook, his wife, South 26 degrees 38 minutes 15 seconds West 30.00 feet to a capped pin set; thence continuing by a new line of division through lands of Emory F. Holbrook and Sara Eva Holbrook, his wife, South 26 degrees 38 minutes 15 seconds West 638.12 feet to a capped pin set on a line of lands now or formerly of PECO Energy Company (W.L.B. 545/001); thence running with the same, North 66 degrees 09 minutes 00 seconds West 357.08 feet to an iron pipe found at a corner of lands now or formerly of Douglas Otto Moore and Diane

Margaret Bell (W.L.B. 548/373); thence running with the same, North 11 degrees 42 minutes 53 seconds East 234.95 feet to a corner of lands now or formerly of the aforementioned Walter T. Bragg and Claudia D. Bragg, his wife (N.D.S. 168/049); thence running with the same, South 77 degrees 29 minutes 15 seconds East 120.81 feet to a capped pin set; thence continuing by the same, North 26 degrees 38 minutes 15 seconds East 411.60 feet to a capped pin set; thence continuing with the same, North 26 degrees 38 minutes 15 seconds East 30.00 feet to the place of beginning: Containing 5.185 acres of land, more or less.

BEING the property which was conveyed unto Rock Springs Generation, LLC by Deed from Emory F. Holbrook and Sarah Eva Holbrook, his wife dated January 17, 2001, and recorded among the Land Records of Cecil County in Book 959, Page 715.

Parcel 2:

All that lot or parcel of land situate and lying in the Eighth Election District of Cecil County, State of Maryland, said lands being shown as “Parcel No. 1” on a plat entitled “Boundary Survey Plan for lands of Frederick R. Cronmiller and Helen Cronmiller,” as prepared by Northern Bay Land Planning, Engineering and Surveying Corporation, dated January 15, 2001, and more particularly described as follows:

BEGINNING for the same at a capped pin set at the Northeast corner of the herein described parcel, with said point of beginning being located on the Westerly right-of-way line of U.S. Route 222, as shown on State Roads Commission of Maryland Plat Nos. 9228, 9229 and 9230, said point of beginning is further described as being located at the Southerlymost corner of lands now or formerly of Atlantic Seaboard Corporation as described in a Deed found among the Land Records of Cecil County in Liber W.A.S. No. 134 folio 338 (Parcel No. 1); thence binding along the Westerly right-of-way line of said U.S. Route 222, South 28 degrees 40 minutes 33 seconds West 2,027.05 feet to a capped pin set; thence leaving said Westerly right-of-way line and running North 61 degrees 19 minutes 27 seconds West 142.55 feet to a capped pin set; thence South 28 degrees 40 minutes 33 seconds West 201.06 feet to a capped pin set on the right-of-way line of lands of the State Roads Commission of Maryland, as shown on the aforementioned Plat No. 9228; thence running by the same, North 60 degrees 53 minutes 09 seconds West 36.10 feet to a capped pin set; thence continuing by the same, South 29 degrees 06 minutes 51 seconds West 20.00 feet to a PK nail set in or near the centerline of Old Mill Road; thence running in or near the centerline of Old Mill Road, by the following twelve courses and distances: (1) North 61 degrees 42 minutes 14 seconds West 115.20 feet to a point; (2) North 61 degrees 15 minutes 05 seconds West 268.77 feet to a point; (3) North 62 degrees 01 minute 20 seconds West 263.83 feet to a point; (4) North 61 degrees 42 minutes 26 seconds West 260.72 feet to a point; (5) North 60 degrees 54 minutes 48 seconds West 285.61 feet to a point; (6) North 60 degrees 39 minutes 25 seconds West 203.27 feet to a point; (7) North 60 degrees 25 minutes 19 seconds West 225.68 feet to a point; (8) North 63 degrees 24 minutes 42 seconds West 162.15 feet to a point; (9) North 68 degrees 00 minutes 32 minutes West 174.17 feet to a point; (10) North 70 degrees 40 minutes 05 seconds West 107.66 Feet to a point; (11) North 67 degrees 12 minutes 22 seconds West 105.76 feet to a point, and (12) North 60 degrees 47 minutes 50 seconds West 56.68 feet to a PK nail set; thence leaving said centerline of Old Mill Road and running North 03 degrees 03 minutes 52 seconds East 50.00 feet to a capped pin set; thence continuing North 03 degrees 03 minutes 52 seconds East 293.47 feet to a capped pin set at the southwest corner of lands now or formerly of Cecil A. Moore (N.D.S. 30/589); thence running with the same, North 87 degrees 29 minutes 06 seconds East 612.34 feet to a capped pin set; thence continuing by the same and along an existing fence line, North 07 degrees 08 minutes 02 seconds West 699.24 feet to a capped pin set as a point on the division line between the States of Maryland and Pennsylvania, and on a line of lands now or formerly of The Nature Conservancy, as described in a deed found among the Land Records of Lancaster County, Pennsylvania, in Deed Book No. 5230, folio 117; thence running in part with the same, along the division line between the States of Maryland and Pennsylvania, and in part by other lands of Frederick R. Cronmiller and Helen Cronmiller, as described in a deed found among the Land Records of Lancaster County, Pennsylvania, in Deed Book M, Volume 54, folio 744, North 89 degrees 18 minutes 23 seconds East 2,421.70 feet to a capped pin set on a line of lands now or formerly of The Manufacturers Light and Heat Co. (M-52-60); thence running with the same, in part, and with lands now or formerly of The Atlantic Seaboard Corporation (W.A.S. 134/338 – Parcel No. 2), South 02 degrees 32 minutes 33 seconds West 17.91 feet to a capped pin set on a line of lands now or formerly of The Columbia Gas Transmission Corporation (W.L.B. 949/094); thence running with the same, North 67 degrees 24 minutes 27 seconds West 1.85 feet to a capped pin set; thence South 02 degrees 51 minutes 08 seconds West 73.45 feet to a capped pin set; thence continuing by the same, in part, and by lands now or formerly of Atlantic Seaboard Corporation (W.A.S. 134/338 – Parcel No. 1), South 61 degrees 19 minutes 27 seconds East 290.21 feet to the place of beginning: Containing 97.345 acres of land more or less.

BEING the same and all of the same tract or parcel of land which was conveyed unto the Grantor herein by the following Deed: Deed from Frederick R. Cronmiller and Helen Cronmiller dated January 17, 2001, and recorded among the Land Records of Cecil County in Liber W.L.B. No. 959, folio 719.

Interest in Ground Leases:

All right, title and interest of Grantor in and to that certain Ground Lease Agreement dated as of December 18, 2002 by and between Rock Springs Generation, LLC, a Virginia limited liability company and CED Rock Springs, Inc., a Delaware corporation (collectively, “Lessor”) and Rock Springs Generation, LLC, as Lessee, a Memorandum of which Ground Lease Agreement is recorded at Book 1293, Page 034 of the Land Records of Cecil County, Maryland.

All right, title and interest of Grantor in and to that certain Ground Lease Agreement dated as of December 18, 2002 by and between Rock Springs Generation, LLC, a Virginia limited liability company and CED Rock Springs, Inc., a Delaware corporation (collectively, “Lessor”) and CED Rock Springs, Inc., a Memorandum of which Ground Lease Agreement is recorded at Book 1293, Page 026 of the Land Records of Cecil County, Maryland.

Interest in Ownership Agreement:

All right, title and interest of Grantor under the Amended and Restated Rock Springs Construction and Ownership Agreement between CED Rock Springs, Inc., a Delaware corporation, Rock Springs Generation, LLC, a Virginia limited liability company and Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative dated as of October 31, 2001, which is recorded in the Land Records of Cecil County in Book 1292, Page 567.

LANCASTER COUNTY, PENNSYLVANIA PROPERTY DESCRIPTION:

All that tract or parcel of land situate in the Township of Fulton, County of Lancaster, Commonwealth of Pennsylvania, said lands being shown as “Parcel No. 2” on a plat entitled “Boundary Survey for lands of Frederick R. Cronmiller and Helen Cronmiller,” as prepared by Northern Bay Land Planning, Engineering and Surveying Corporation, dated January 15, 2001, said lands being more particularly described as follows:

BEGINNING for the same at an iron pin found at the Westerlymost corner of the herein described parcel, being a common corner of lands now or formerly of The Nature Conservancy, as described in a Deed found among the Land Records of Lancaster County, Pennsylvania, in Deed Book 5230, at folio 117; thence running with the same, North 63 degrees 49 minutes 18 seconds East 783.93 feet to an iron pin found; thence continuing by the same, North 63 degrees 49 minutes 18 seconds East 54.27 feet to a point located on the North side of Mason Dixon Road (TR 301); thence crossing said Mason Dixon Road (TR 301) and running South 48 degrees 10 minutes 42 seconds East 1,022.34 feet to a capped pin set on the Southerly side of Mason Dixon Road; thence running North 87 degrees 36 minutes 47 seconds East 111.39 feet to a PK nail set in the bed of Mason Dixon Road (TR 301); thence running with lands now or formerly of The Manufacturers Light and Heat Co. (M-52-60), South 02 degrees 33 minutes 03 seconds West 29.34 feet to a capped pin set; thence continuing by the same, South 02 degrees 32 minutes 33 seconds West 79.83 feet to a capped pin set on the dividing line of the States of Pennsylvania and Maryland; thence binding along the same, and by other lands now or formerly of Frederick R. Cronmiller and Helen Cronmiller, South 89 degrees 18 minutes 23 seconds West 1,210.66 feet to a point being a common corner of the herein described tract and lands now or formerly of the aforementioned The Nature Conservancy (5230/117); thence running with the same, North 43 degrees 34 minutes 04 seconds West 10.63 feet to a field stone found; thence continuing with the same North 43 degrees 34 minutes 04 seconds West 584.21 feet to the place of beginning: Containing 16.751 acres of land, more or less.

ARTICLE IIII

MISCELLANEOUS

Section 3.01. This Seventeenth Supplemental Indenture is executed and shall be construed as an indenture supplemental and amendatory to the Original Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, amended and modified, is hereby confirmed. All capitalized terms used in this Seventeenth Supplemental Indenture shall be taken to have the same meanings as in the Indenture, except in cases where the context clearly indicates otherwise.

Section 3.02. All recitals in this Seventeenth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 3.03. Whenever in this Seventeenth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles Ten and Twelve of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Seventeenth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 3.04. Nothing in this Seventeenth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Bonds, any right, remedy or claim under or by reason of this Seventeenth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Seventeenth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Bonds.

Section 3.05. This Seventeenth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

Section 3.06. Although this Seventeenth Supplemental Indenture is dated for convenience and for the purpose of reference as of January 1, 2004, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

Section 3.07. To the extent permitted by applicable law, this Seventeenth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee, until the Release Date, a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated. The mailing address of the Company, as debtor, is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and the mailing address of the Trustee, as secured party, is SunTrust Bank, Attention: Corporate Trust Administration, 919 East Main Street, 10th Floor, Richmond, Virginia 23219.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed as of the day and year first above written.

Company: Innsbrook Corporate Center 4201 Dominion Boulevard Glen Allen, Virginia 23060	OLD DOMINION ELECTRIC COOPERATIVE
	By:	/s/ Daniel M. Walker
	Name:	Daniel M. Walker
	Title:	Senior Vice President of Accounting & Finance

Trustee: 919 East Main Street, 10th Floor Corporate Trust Administration Richmond, Virginia 23219	SUNTRUST BANK, as Trustee
	By:	/s/ Jacqueline M. Shornak
	Name:	Jacqueline M. Shornak
	Title:	Vice President

ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA	)
)
CITY/COUNTY OF HENRICO	)

The foregoing instrument was acknowledged before me this 13th day of February, 2004, by Daniel M. Walker, the Senior Vice President of Accounting & Finance of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative.

/s/ Susan M. Friedman

Notary Public

My Commission expires: January 31, 2007

ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA	)
)
CITY/COUNTY OF RICHMOND	)

The foregoing instrument was acknowledged before me this 6th day of February, 2004, by Jacqueline M. Shornak, the Vice President of SunTrust Bank, a Georgia banking corporation, on behalf of the Bank.

/s/ Susan O. Clark

Notary Public

My Commission expires: 12/31/07